                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ITRON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

YOUR PROMPT RETURN OF THE ENCLOSED PROXY CARD WILL SAVE THE POSTAGE EXPENSE OF ADDITIONAL MAILINGS. YOUR IMMEDIATE ATTENTION TO THESE MATERIALS IS GREATLY APPRECIATED.

                                     [LOGO]

                                                                  March 22, 1999

Dear Shareholder:

    On behalf of the Board of Directors, it is my pleasure to invite you to attend the 1999 Annual Meeting of Shareholders of Itron, Inc. We hope you can join us. The Annual Meeting will be held:

        At:      Doubletree Hotel--Spokane City Center
                 Grand Ballroom--Salon 5
                 322 North Spokane Falls Court
                 Spokane, Washington 99201

        On:      Wednesday, May 5, 1999

        Time:    8:00 a.m.

    For our shareholders' convenience, a continental breakfast will be available beginning at 7:30 a.m., at which time shareholders will have an opportunity to meet personally with the Company's directors and officers to discuss any questions they may have. The Annual Meeting will begin promptly at 8:00 a.m. The Notice of the Annual Meeting and the Proxy Statement accompany this letter.

    We know that many of our shareholders will be unable to attend the Annual Meeting. Proxies are solicited so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the shareholders at the Annual Meeting. Whether or not you plan to attend, please take the time now to read the Proxy Statement and vote your shares by signing, dating and returning your proxy card promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised. Regardless of the number of Company shares you own, your presence by proxy is important for quorum purposes and your vote is important for proper corporate action.

    Thank you for your continuing interest in Itron. We look forward to seeing as many of you as possible at our Annual Meeting.

                                          Sincerely,

                                                       [SIG]
                                          Johnny M. Humphreys
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

 Itron, Inc., P.O. Box 15288, Spokane, Washington 99215-5288; (509) 924-9900 or
                                 (800) 635-5461

                                  ITRON, INC.
                            2818 NORTH SULLIVAN ROAD
                           SPOKANE, WASHINGTON 99216

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 5, 1999

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Itron, Inc. will be held at the Doubletree Hotel--Spokane City Center, Grand Ballroom--Salon 5, 322 North Spokane Falls Court, Spokane, Washington, at 8:00 a.m., local time, on Wednesday, May 5, 1999 (the "Annual Meeting") for the following purposes:

    (1) To elect three directors of the Company;

    (2) To approve the amendment of the Company's Employee Stock Purchase Plan;

    (3) To ratify the appointment of the auditors of the Company; and

    (4) To transact such other business that may come before the meeting and any adjournment or postponement thereof.

    The Board of Directors has established the close of business on February 26, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

    All shareholders are cordially invited to attend the Annual Meeting in person.

    To ensure representation at the Annual Meeting, shareholders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible, even if they plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a Proxy.

                                          By order of the Board of Directors

                                          MariLyn R. Blair
                                          CORPORATE SECRETARY

Spokane, Washington
March 22, 1999

                                     [LOGO]

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Itron, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting"). The meeting is to be held at the Doubletree Hotel--Spokane City Center, Grand Ballroom--Salon 5, 322 North Spokane Falls Court, Spokane, Washington, at 8:00 a.m., local time, on Wednesday, May 5, 1999, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The principal executive offices of the Company are located at 2818 North Sullivan Road, Spokane, Washington 99216. It is expected that this Proxy Statement and accompanying Proxy will be mailed to shareholders on or about March 22, 1999.

RECORD DATE AND OUTSTANDING SHARES

    Holders of the Company's common stock (the "Common Stock") of record at the close of business on February 26, 1999, are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 14,762,791 shares of Common Stock outstanding.

REVOCABILITY OF PROXIES

    Shares represented at the Annual Meeting by properly signed Proxies in the accompanying form will be voted at the Annual Meeting, and, will be voted as indicated. A Proxy given for use at the Annual Meeting may be revoked by the shareholder at any time prior to the vote. A Proxy may be revoked either by (i) filing a revocation or a later-dated Proxy with the Secretary of the Company prior to the Annual Meeting, at the Company's principal executive offices or
(ii) attending the Annual Meeting and voting in person, regardless of whether a Proxy has previously been given. Presence at the Annual Meeting will not revoke the shareholder's Proxy unless the shareholder votes in person.

QUORUM AND VOTING

    Each shareholder will be entitled to one vote per share of Common Stock held. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors. The presence at the Annual Meeting, in person or represented by proxy, of holders of a majority of the outstanding Common Stock on the record date will constitute a quorum.

    With respect to the election of directors, the nominees receiving the greatest number of votes duly cast will be elected as directors. Abstentions from voting on the election of directors have no effect on the outcome of this proposal since the votes have not been cast in favor of any nominee. The proposals to approve the amendment of the Employee Stock Purchase Plan and to ratify the appointment of the Company's independent auditors will be approved if the votes in favor of the proposal exceed the votes against the proposal. Abstentions from voting on either of these proposals will have no impact on the outcome of the proposal because such votes have not been cast for or against the proposal. There can be no broker non-votes on any of these matters because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to all of the matters being presented to shareholders.

                                     ITEM 1
                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, with each director of the Company generally holding office for a three-year term or until his or her successor has been elected and qualified. At the Annual Meeting, three directors are to be elected for a term of three years until 2002 or, in each case, until his respective successor is duly elected and qualified. Unless authority to do so is withheld, the persons named as proxies in the accompanying Proxy will vote for the election of the nominees listed below. The Board of Directors has no reason to believe that any of these nominees will be unable to serve as a director. If, however, any such nominee becomes unavailable, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

NOMINEES TO SERVE UNTIL 2002

    Ted C. DeMerritt (age 67) has been a director of the Company since 1994. Until his retirement in 1998, Mr. DeMerritt was Chairman and CEO of Olsy North America (formerly ISC Systems Corporation), which develops and implements system solutions for the financial services and retail industries. From 1963 to 1980, he was employed at Sacramento Savings and Loan Association, where he served as Controller/ Senior Vice President in charge of the Savings and Operations Division. Mr. DeMerritt is also a Trustee of the Washington State University Foundation.

    Jon E. Eliassen (age 52) has been a director of the Company since 1987. Mr. Eliassen is Senior Vice President and Chief Financial Officer of Avista Corporation ("Avista"), previously known as The Washington Water Power Company. He joined Avista in 1970 and held numerous positions within the finance department prior to assuming his current responsibilities in 1986. He serves as a director of Pentzer Corporation as well as of other various subsidiaries and affiliates of Avista. He also is a director of Northwest Venture Associates.

    Stuart Edward White (age 48) has been a director of the Company since 1996. Mr. White has been Executive Vice President of Itron, and Chairman of Utility Translation Systems, Inc. ("UTS"), since October 1997. Prior to founding UTS, which Itron acquired in March 1996, Mr. White held numerous engineering and marketing management positions in the Meter Division of Westinghouse Electric Corporation for 13 years.

CONTINUING DIRECTORS

    Michael B. Bracy (age 57) has been a director of the Company since 1992. Mr. Bracy's term as a director expires in 2000. Until his retirement in August 1997, Mr. Bracy was Executive Vice President, Chief Financial Officer and a director of NorAm Energy Corp. ("NorAm"), previously known as Arkla, Inc., an integrated natural gas company. After joining NorAm in 1984, he held various executive positions, including Chief Executive Officer of the Arkla Pipeline Group. Prior to his joining NorAm, Mr. Bracy served as Executive Vice President and Chief Financial Officer of El Paso Natural Gas Company, which he joined in 1977. Mr. Bracy also serves as a director of Leviathan Gas Pipeline Partners, L.P., a publicly traded limited partnership.

    Johnny M. Humphreys (age 61) was elected Chairman of the Board in 1998 and has been President, Chief Executive Officer and a director of Itron since 1987. Mr. Humphreys' term as a director expires in 2001. From 1975 to 1986, Mr. Humphreys was employed by Datachecker Systems, Inc. ("Datachecker"), a subsidiary of National Semiconductor Corporation ("NSC"), in various executive positions, including President from 1980 to 1986. In 1986, Mr. Humphreys was appointed Senior Vice President of NSC's Information Systems Group and was responsible for strategic planning for three operating divisions, National Advanced Systems, Microcomputer Products Group and Datachecker. Mr. Humphreys founded the Telxon Corp. in 1967.

    Mary Ann Peters (age 55) has been a director of the Company since 1994. Ms. Peters' term as director expires in 2000. Ms. Peters is Managing Director of McGillicuddy and Peters, a business and marketing consultancy she founded in 1984. She began her marketing career with International Business Machines Corporation in 1972 and subsequently held a variety of marketing positions with General Electric Company, Wells Fargo and Company, Inc., Atari Corp. and Apple Computer, Inc.

    Paul A. Redmond (age 62) has been a director of the Company since 1985. Mr. Redmond's term as a director expires in 2001. Until his retirement in June 1998, Mr. Redmond was Chairman of the Board and Chief Executive Officer of The Washington Water Power Company ("WWP"), now known as Avista. Mr. Redmond joined WWP in 1965, where he held numerous management and executive positions. Mr. Redmond also serves as a director of USbancorp, and Hecla Mining Co.

    Graham M. Wilson (age 54) has been a director of the Company since 1990. Mr. Wilson's term as a director expires in 2000. Mr. Wilson has been employed by Westcoast Energy Inc., a major Canadian natural resource company, since 1988, where he is currently Executive Vice President and Chief Financial Officer. From 1983 to 1988, he was Vice President, Finance and Administration of Petro-Canada Inc. Mr. Wilson also serves as a director of Union Gas Limited, Pacific Northern Gas Ltd. and Centra Gas, Inc., all of which are affiliates of Westcoast Energy Inc.

COMPENSATION OF DIRECTORS

    Nonemployee directors receive an annual $8,000 retainer, which is payable quarterly. In addition, nonemployee directors receive $800 for each Board meeting and $800 for each Committee meeting attended ($900 for each of those Committee meetings at which they serve as chairperson). Nonemployee directors who participate on behalf of the Company in business activities including, but not limited to, meetings with investors, meetings with customers and other third party meeting activities, are paid a fee in the amount of $800 for each such meeting. Under the Company's 1992 Stock Option Plan for Nonemployee Directors, nonemployee directors receive stock option grants to purchase 10,000 shares of the Company's common stock upon their initial appointment or election as a director, and option grants to purchase 2,000 shares of the Company's common stock annually thereafter. The exercise price of such options is the fair market value of the common stock on the date of grant. Such options are fully vested and immediately exercisable on the date of grant.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    The Company's Board of Directors has established an Audit/Finance Committee and a Compensation Committee.

    The Audit/Finance Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Audit/Finance Committee consists of Jon E. Eliassen, Graham M. Wilson and Ted C. DeMerritt and held ten meetings during 1998.

    The Compensation Committee is responsible for setting compensation levels for the Company's executive officers, overseeing the administration of various incentive compensation and benefit plans and performing such other functions regarding compensation that the Board may delegate. The Compensation Committee consists of Paul A. Redmond, Michael B. Bracy and Mary Ann Peters. The Compensation Committee held six meetings in 1998.

    During 1998 there were nine Board meetings. All Board members attended at least 75 percent of the meetings of the Board and of each committee of which they were a member.

                                     ITEM 2
                          APPROVAL OF AMENDMENT OF THE
                    ITRON, INC. EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1996 Employee Stock Purchase Plan (the "Plan") provides a means for eligible employees of the Company and its subsidiaries to purchase shares of Itron common stock under favorable terms through payroll deductions. Approximately 1,000 employees are eligible for participation in the Plan, including each of the executive officers named in the compensation table and five other executive officers. Nonemployee directors of the Company are not eligible to participate in the Plan. The Plan, which was approved by the Company's Shareholders on April 30, 1996, has an aggregate of 180,000 shares of Itron common stock authorized for issuance. On February 23, 1999, the Company's Board of Directors unanimously adopted an amendment to the Plan that, subject to shareholder approval, would authorize an additional 250,000 shares to be available for future issuance under the Plan. As of the date of this Proxy Statement, approximately 27,550 shares remained available for future issuance under the Plan. Because of the limited number of remaining shares available for future issuance on February 23, 1999, the Plan was temporarily suspended until the Company's shareholders approve the amendment of the Plan increasing the number of shares available for issuance thereunder.

    The Board believes that the allocation of additional shares to the Plan will promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining, and stimulating the strong performance of employees, and by aligning employees' interests, through their purchases of the Company's common stock, with the interests of shareholders.

    A copy of the Plan is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the Plan (as proposed to be amended) is a summary and is not a complete description. See Appendix A for more detailed information.

    Under the Plan, eligible employees are those who have completed three months of service, work more than 20 hours each week, and are employed more than five months in any calendar year. Employees who own 5 percent or more of Itron common stock are not eligible to participate in the Plan. Eligible employees may authorize payroll deductions between 1 percent and 10 percent of their regular cash compensation. Such deductions are applied toward the discounted purchase of the Company's common stock, subject to a maximum fair market value purchase amount of $25,000 in any calendar year.

    Separate six-month offering periods ("Offerings") commence on January 1 and July 1 of each year. Each Offering period consists of two consecutive purchase periods ("Purchase Periods") commencing on January 1, April 1, July 1 and October 1. On the last business day of each Purchase Period (the "Purchase Date"), the employee is deemed to have exercised the right to purchase as many shares as his or her accumulated payroll deductions allow, at the purchase price. The purchase price is 85 percent of the lesser of (a) the fair market value of the stock on the first business day of the Offering, or (b) the fair market value of the stock on the Purchase Date. An employee's right to acquire Itron common stock under the Plan is not transferable and may not be exercised after termination of employment.

    The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Section 423 allows an employer to grant options to its employees to purchase company stock at a stipulated price without having the employees realize taxable income at the time the option is granted or when exercised. The basis of the stock received on exercise of an option under this Plan is the exercise price paid for the stock. The required holding period for favorable tax treatment upon disposition of the Itron common stock acquired under the Plan is the later of two years after the grant date or one year after the purchase date. When the stock is sold after this holding period, the employee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of such stock at the time of the disposition over the amount paid for the stock, or (ii) the excess of the fair market value of the shares on the date they were acquired by the employee over the amount paid for the stock. Any further gain is taxed at long-term capital gain rates. If the stock is sold before the holding period expires, the employee will realize ordinary income to the extent of the difference between the price actually paid for the stock and the fair market value of the stock at the purchase date, regardless of the price at which the stock is sold. If the sale price is less than the fair market value of the stock at the purchase date, then the employee will have a capital loss equal to such difference.

    The Company may not take a deduction for the difference between the fair market value of the stock and the purchase price paid for the stock by the employee unless the employee disposes of the stock before the statutory holding period expires.

    The Compensation Committee of the Board of Directors is authorized to serve as the Administrator of the Plan. Subject to the terms and conditions of the Plan, the Administrator may set different Offering and Purchase Periods and, subject to the maximum allowable discount described above, a different purchase price for an Offering period. The closing price of a share of Itron common stock on February 26, 1999, was $7.00, as reported by the Nasdaq National Market.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

                                     ITEM 3
                            RATIFICATION OF AUDITORS

    Shareholders are asked to ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1999. Unless instructed otherwise, it is the intention of the persons named in the accompanying Proxy to vote shares represented by properly executed Proxies for ratification of the selection of Deloitte & Touche LLP as independent auditors.

    Deloitte & Touche LLP has audited the books and records of the Company for the fiscal years ended December 31, 1996, 1997 and 1998. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. The representatives will have the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present any business at the Annual Meeting other than what is set forth in the accompanying Notice of Annual Meeting of Shareholders and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth certain information as to Itron's Chief Executive Officer and each of the Company's five other most highly compensated executive officers, including one former executive officer, for services rendered in all capacities for the Company during the fiscal years ended December 31, 1998, 1997 and 1996.

SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                        COMPENSATION(1)
                                                                                       -----------------
                                                         ANNUAL COMPENSATION(1)           SECURITIES
                                                    ---------------------------------     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR      SALARY     BONUS(2)        OPTIONS #      COMPENSATION(3)
--------------------------------------------------  ---------  ---------  -----------  -----------------  ----------------
Johnny M. Humphreys...............................       1998  $ 400,475   $      --         100,000         $   24,505
Chairman, President and Chief                            1997  $ 378,706   $ 196,409          70,000         $   24,339
Executive Officer                                        1996  $ 363,142   $      --              --         $   14,958

Carl Robert Aron(4)...............................       1998  $ 315,000   $ 191,008          30,000         $  911,768(5)
Former Executive Vice President and                      1997  $ 315,588   $ 173,674          30,000         $   13,051
Chief Strategist                                         1996  $ 299,986   $      --          70,000         $   56,778

Stuart Edward White...............................       1998  $ 289,495   $      --          80,000         $    4,800
Executive Vice President                                 1997  $ 210,392   $  98,035          10,000         $   10,000
                                                         1996  $ 181,538   $      --              --         $    2,249

David G. Remington................................       1998  $ 265,375   $      --          70,000         $   11,362
Vice President and                                       1997  $ 262,990   $ 130,772          40,000         $   11,000
Chief Financial Officer                                  1996  $ 208,654   $      --          45,000         $    8,708

Russell E. Vanos..................................       1998  $ 260,021(6)  $      --        60,000         $    4,800
Vice President, Utility & Energy                         1997  $ 267,306(6)  $  49,648        10,000         $    4,750
Services Solutions                                       1996  $ 203,813(6)  $      --        10,000         $    4,750

Michael J. O'Callaghan............................       1998  $ 212,300   $      --          52,000         $   39,700
Vice President, Corporate Relationships                  1997  $ 210,392   $ 101,657          12,000         $   12,000
                                                         1996  $ 206,494   $      --          17,500         $    9,206

------------------------------

(1) Executive officer compensation for 1998 was subject to the Company's restructuring plan implemented in the third quarter of 1998, described in "--Compensation Committee Report on Compensation--1998 Restructuring" and "--Executive Incentive Compensation ("EIC Plan")" contained herein.

(2) Includes amounts paid under the Company's Executive Compensation Plan and certain incentive bonuses. In addition, for Mr. Aron in 1998 includes bonus paid pursuant to an Employment Agreement with Mr. Aron in connection with the termination of his employment.

(3) For the year ended December 31, 1998 consists of matching contributions to a 401(k) savings plan ($4,800 for Messrs. Humphreys, Aron, White, Remington, Vanos, and O'Callaghan) and matching contributions to a deferred compensation plan ($19,705, $4,197, $6,562, and $28,506 for each of Messrs. Humphreys, Aron, Remington, and O'Callaghan, respectively). Also includes $7,225 and $6,394 of reimbursed medical and other expenses for Mr. Aron and Mr. O'Callaghan, respectively.

(4) Mr. Aron was no longer an officer of the company at December 31, 1998.

(5) Includes $895,546 paid pursuant to an Employment Agreement with Mr. Aron in connection with the termination of his employment.

(6) Includes $120,096, $130,551 and $73,813 paid to Mr. Vanos for commissions in 1998, 1997 and 1996, respectively.

OPTION GRANTS

    The following table sets forth certain information regarding options granted during the year ended December 31, 1998 to the Company's executive officers for whom compensation is reported in this Proxy Statement.

                             OPTION GRANTS IN 1998

                                                                                      INDIVIDUAL GRANTS
                                                         ---------------------------------------------------------------------------
                                                                                                                POTENTIAL REALIZABLE
                                                                        PERCENT OF                                VALUE AT ASSUMED
                                                                      TOTAL OPTIONS                               ANNUAL RATES OF
                                                         NUMBER OF      GRANTED TO     EXERCISE                     STOCK PRICE
                                                          OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION     APPRECIATION FOR
NAME                                                     GRANTED(1)   FISCAL YEAR(2)   ($/SHARE)    DATE(1)        OPTION TERM(3)
-------------------------------------------------------  ----------   --------------   ---------   ----------   --------------------
                                                                                                                   5%        10%
                                                                                                                --------  ----------
Johnny M. Humphreys....................................    50,000          4.93%        $15.34       5/05/08    $482,482  $1,222,703
                                                           50,000          4.93%        $ 5.16      10/27/08    $162,138  $  410,891

Carl Robert Aron.......................................    30,000          2.96%        $15.34       5/05/08    $289,489  $  733,622

Stuart Edward White....................................    30,000          2.96%        $15.34       5/05/08    $289,489  $  733,622
                                                           50,000          4.93%        $ 5.16      10/27/08    $162,138  $  410,891

David G. Remington.....................................    20,000          1.97%        $15.34       5/05/08    $192,993  $  489,081
                                                           50,000          4.93%        $ 5.16      10/27/08    $162,138  $  410,891

Russell E. Vanos.......................................    20,000          1.97%        $15.34       5/05/08    $192,993  $  489,081
                                                           40,000          3.95%        $ 5.16      10/27/08    $129,711  $  328,713

Michael J. O'Callaghan.................................    12,000          1.18%        $15.34       5/05/08    $115,796  $  293,449
                                                           40,000          3.95%        $ 5.16      10/27/08    $129,711  $  328,713

------------------------

(1) The options granted on May 5, 1998 vest on a four-year schedule, and options granted on October 27, 1998 vest on a three-year schedule, with the options becoming fully exercisable on May 5, 2002 and October 27, 2001, respectively, provided the holder remains employed by the Company. Options granted on October 27, 1998 were pursuant to the Company's 1998 restructuring measures and were an acceleration of expected option grants in 1999 and possibly 2000, as more fully set forth in "--Compensation Committee Report on Compensation--Executive Incentive Compensation ("EIC Plan")--Long-Term Incentives" contained herein. The exercise price of the options is the fair market value of the Company's common stock on the date of grant.

(2) Options issued to employees who are not executive officers in exchange for cancellation of their existing options were not considered option grants for purposes of this calculation.

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the ten-year option period. The actual value realized may be greater than or less than the potential realizable values set forth on the table.

OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information regarding options held as of December 31, 1998 by each of the Company's executive officers for whom compensation is reported in this Proxy Statement. None of such executive officers exercised any options during the year ended December 31, 1998.

                 AGGREGATED 1998 FISCAL YEAR-END OPTION VALUES

                                                                 TOTAL NUMBER OF             VALUE OF UNEXERCISED
                                                                   UNEXERCISED               IN-THE-MONEY OPTIONS
                                                            OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END(1)
                                                            --------------------------  ------------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  ---------------  -------------
Johnny M. Humphreys.......................................      17,500        152,500             --      $    90,625
Carl Robert Aron..........................................          --             --             --               --
Stuart Edward White.......................................       2,500         87,500             --      $    90,625
David G. Remington........................................      40,000        115,000             --      $    90,625
Russell E. Vanos..........................................      35,082         83,752             --      $    72,500
Michael J. O'Callaghan....................................      53,416         68,084             --      $    72,500

------------------------

(1) Calculated based on a price of $6.97 per share (the closing price of the Company's common stock on December 31, 1998 as reported by the Nasdaq National Market), less the exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company's Board of Directors (the "Committee") annually reviews and recommends to the full Board compensation levels for executive officers of the Company. The Committee is comprised of Board members who are not employees of the Company.

    The Committee's primary objective in establishing compensation opportunities for the Company's executive officers is to support the Company's goal of maximizing the value of shareholders' interests in the Company. To achieve this objective, the Committee believes it is critical to:

    - Pay competitively to attract, retain and motivate a highly competent executive team;

    - Provide incentive opportunities that link corporate performance and executive pay and pay executives competitive levels of incentive compensation when corporate financial performance expectations are achieved; and

    - Align executives' financial interests with the creation of shareholder value by providing long-term incentives in the form of options to acquire common stock.

    The Committee makes recommendations to the Board of Directors pertaining to the Company's executive compensation plans which promote the objectives detailed above. The Committee periodically engages outside consultants to determine approximate compensation levels among executives in comparable jobs in comparable high-tech companies. The Committee believes that the Company's current compensation plans support the Company's business mission and contribute to the Company's financial success. Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. When consistent with its compensation philosophy, the Committee intends to structure its compensation programs so that compensation expense is deductible by the Company for tax purposes.

BASE SALARY

    The Committee annually reviews each executive officer's base salary. The factors that the Committee considers in making recommendations regarding base salary include: levels of pay among executives in similar jobs within similar high-tech companies, level of responsibility, prior experience, breadth of knowledge, company performance and job performance. Base salaries are targeted at the 50-75th percentile of the market. The market is defined as similar high-tech companies, nationwide, the annual revenues of which are approximately $250 million and which have similar executive level jobs. These companies are not necessarily the same as the companies included in the Company's peer reference group used in the performance graph. In general, in 1998, base salaries for the executive officers are near the 75th percentile of the market.

    With respect to the Chief Executive Officer's compensation, in January 1998 the Committee determined that a $415,000 base salary for Mr. Humphreys was appropriate and consistent with the Company's overall salary plan. Subsequently, however, in light of the Company's financial performance, Mr. Humphreys' base salary, along with other members of executive management, was decreased. For more information on the executive salary decreases see "1998 Restructuring" below. The Committee believes that it is important that Mr. Humphreys' base salary be competitive with those of other chief executive officers with similar responsibilities and broad leadership experience in the market defined above because the Committee recognizes and highly values Mr. Humphreys' visionary leadership, breadth of knowledge, and business and utility experience, all of which have contributed significantly to the long-term success of the Company.

1998 RESTRUCTURING

    In early 1998 the Committee continued its practice of conducting annual reviews of each executive officer's base salary and making individual adjustments as warranted. Subsequently, however, in the third quarter of 1998, in response to declining financial performance, the Company implemented a restructuring plan which included a reduction of base and incentive cash compensation for executive officers. Included as part of the restructuring measures was a 10% reduction in base compensation for executive officers, retroactive to July 1, 1998. This reduction consisted of a 7% reduction in base salary and a 3% reduction in compensation through a reduction of benefits provided under the executive flex benefit plan which reimburses executive officers for out-of-pocket expenses relating to medical, legal and other qualified expenses. Of the 3% reduction, 1 1/2% was attributable to the second half of 1998, with the remaining 1 1/2% relating to 1999. The 7% reduction in base salary will remain in effect until at least June 30, 1999. Additionally, pursuant to the restructuring effort, the Company does not intend to pay cash bonuses in the first half of 1999, even if the Company is meeting its performance goals. If performance targets are met during the second half of 1999, the Company intends to make bonus payments to management in accordance with target achievement.

EXECUTIVE INCENTIVE COMPENSATION PLAN ("EIC PLAN")

    The EIC plan provides the opportunity for executive officers to earn both annual and long-term incentives in addition to their base salaries. The Committee believes that having as much as or more than 50% of an executive officer's total compensation at risk fosters achievement of the Company's short-term and long-term financial performance goals.

    ANNUAL INCENTIVES: The Compensation Committee each year establishes annual financial goals which relate to one or more indicators of corporate financial performance and targets amounts as a specified percentage of the executive officer's salary. For 1998, such percentages ranged from 35% to 50% of base salary. Incentive awards, which are made in cash, are paid to participating executives under the EIC Plan only when the established financial goals are achieved. Depending on the extent to which corporate goals are achieved, an executive officer may be entitled to receive from zero up to 150% of such targeted award.

For 1998, the annual incentive award opportunity was contingent upon attaining an established level of net profit after tax. This goal was not achieved during 1998 and no incentive compensation was earned. Annual incentive payments and any special incentive payments are reflected in the Summary Compensation Table under the column entitled "Bonus."

    LONG-TERM INCENTIVES: Long-term incentives consist of stock options. The number of stock options granted is determined by the recipient's position and amount of options currently held, and is intended to recognize different levels of responsibility. All options are granted with an option exercise price equal to the fair market value of the Company's common stock on the date of grant. This closely links a significant portion of executive compensation to benefits produced for all shareholders. The Compensation Committee approved normal stock option grants for key employees, including executive officers, based on the above criteria during its regular meeting in May 1998. These options are shown in the "Option Grants in 1998" table in this Proxy.

    In addition, in October 1998, the Compensation Committee awarded additional options to each of the Company's executive officers. These additional option grants represented an acceleration of grants the Compensation Committee expected to make to the Company's executive officers in 1999 and 2000. The Committee felt it was important to accelerate these option grants because substantially all of the options then held by executive officers were not in the money and were not providing any meaningful incentive or retention value. The voluntary cash compensation reduction taken by the Company's executive officers as part of the 1998 restructuring measures also contributed to the Compensation Committee's decision to approve the acceleration of the option grants.

                     Members of the Compensation Committee

             PAUL A. REDMOND    MICHAEL B. BRACY    MARY ANN PETERS

PERFORMANCE GRAPH

    The following graph compares the cumulative total return to shareholders on the Company's common stock with the cumulative total return of the Nasdaq U.S. Stock Market, Nasdaq Computer Manufacturers Index and the Company's peer group for the period beginning December 31, 1993 and ending December 31, 1998, the end of the Company's latest fiscal year.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              ITRON,
               INC.     NASDAQ U.S. STOCK MARKET    PEER GROUP    NASDAQ COMPUTER MANUFACTURERS INDEX
31-Dec-93         $100                       $100          $100                                   $100
30-Dec-94         $115                        $98           $95                                   $110
29-Dec-95         $188                       $139          $130                                   $173
31-Dec-96          $99                       $170           $77                                   $232
31-Dec-97         $100                       $209           $98                                   $281
31-Dec-98          $40                       $293           $90                                   $610

    Until this year, the Company had been using the Nasdaq Computer Manufacturers Index as a comparison index. However, due to the Company's unique mix of products and services, the Company no longer feels that this index nor any other published industry or business index, is appropriate for comparing shareholder return. For this reason, the Company has selected a peer group comprised of companies that provide data collection, analysis, and management solutions, including wireless, wired, and handheld technologies. Many of these companies are used by the investment community and others for comparative purposes, and this combination has been selected to best represent the Company's unique mix of products and services. The peer group includes the following companies: Aerial Communications, Inc., CellNet Data Systems, Inc., Corsair Communications, Kronos, Inc., LCC International, Inc., Lightbridge, Inc., Metrocall, Inc., Metricom, Inc., Omnipoint Corp., PageMart Wireless, Inc., Tekelec, Telxon Corp., T-Netix, Inc., and Trimble Navigations, Ltd.

    The above presentation assumes $100 invested on December 31, 1993, in Itron common stock, the Company's peer group, the Nasdaq Computer Manufacturers Index and the Nasdaq U.S. Stock Market, with all dividends reinvested. With respect to companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization. Stock prices shown above for the Company's common stock are historical and not necessarily indicative of future price performance.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that during the 1998 fiscal year all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% were complied with by such persons.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth as of February 28, 1999 certain information with respect to the beneficial ownership of the Company's common stock by (i) each director of the Company, (ii) each of the Company's executive officers for whom compensation is reported in this Proxy Statement, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the common stock. Except as otherwise noted, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                                                SHARES BENEFICIALLY
                                                                                                       OWNED
                                                                                              -----------------------
NAME                                                                                            NUMBER      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
DIRECTORS AND EXECUTIVE OFFICERS:
Johnny M. Humphreys(1)......................................................................     228,813        1.55%
Carl Robert Aron(2).........................................................................          --          --
Stuart Edward White(3)......................................................................     520,534        3.53%
David G. Remington(4).......................................................................      56,956           *
Russell E. Vanos(5).........................................................................      44,333           *
Michael J. O'Callaghan(6)...................................................................      57,788           *
Michael B. Bracy(7).........................................................................      29,000           *
Paul A. Redmond(8)..........................................................................      26,000           *
Ted C. DeMerritt(9).........................................................................      20,150           *
Graham M. Wilson(10)........................................................................      19,000           *
Jon E. Eliassen(11).........................................................................      18,000           *
Mary Ann Peters(12).........................................................................      16,000           *
All directors and executive officers as a group (16 persons)(7)(8)(9)(10)(11)(12)(13).......   1,302,889        8.83%

GREATER THAN 5% SHAREHOLDERS:
Kopp Investment Advisors, Inc.(14)..........................................................   2,310,732       15.65%
6600 France Ave. South, Suite 672
Edina, MN 55435

Franklin Resources Inc.(15).................................................................   1,775,243       12.03%
777 Mariners Island Blvd.
San Mateo, CA 94404

Reliant Energy(16)..........................................................................   1,502,547       10.18%
P.O. Box 2628
Houston, TX 77252

------------------------

   * Less than 1%.

 (1) Includes 35,000 shares issuable upon exercise of outstanding options that are exercisable by Mr. Humphreys within 60 days at a weighted average exercise price of $21.72 per share. Also includes 3,124 shares of common stock held for Mr. Humphreys' individual account under the Company's 401(k) employee savings plan. Also includes 300 shares held by Mr. Humphreys as custodian under UGMA for his granddaughter and 300 shares held by Mr. Humphreys as custodian under UGMA for his grandson.

 (2) Mr. Aron was no longer an executive officer of the Company as of December 31, 1998.

 (3) Includes 5,000 shares issuable upon exercise of outstanding options that are exercisable by Mr. White within 60 days at a weighted average exercise price of $21.06 per share. Also includes 534 shares of

     Common Stock held for Mr. White's individual account under the Company's 401(k) employee savings plan.

 (4) Includes 50,000 shares issuable upon exercise of outstanding options that are exercisable by Mr. Remington within 60 days at a weighted average exercise price of $19.34 per share. Also includes 456 shares of Common Stock held for Mr. Remington's individual account under the Company's 401(k) employee savings plan.

 (5) Includes 41,332 shares issuable upon exercise of outstanding options that are exercisable by Mr. Vanos within 60 days at a weighted average exercise price of $22.17 per share. Also includes 2,969 shares of common stock held for Mr. Vanos' individual account under the Company's 401(k) employee savings plan.

 (6) Includes 56,416 shares issuable upon exercise of outstanding options that are exercisable by Mr. O'Callaghan within 60 days at a weighted average exercise price of $15.10 per share. Also includes 1,372 shares of Common Stock held for Mr. O'Callaghan's individual account under the Company's 401(k) employee savings plan.

 (7) Includes 19,000 shares issuable to Mr. Bracy upon exercise of outstanding options at a weighted average exercise price of $25.50 per share.

 (8) Includes 21,500 shares issuable to Mr. Redmond upon exercise of outstanding options at a weighted average exercise price of $22.87 per share.

 (9) Includes 18,000 shares issuable to Mr. DeMerritt upon exercise of outstanding options at a weighted average exercise price of $26.08 per share.

 (10) Includes 19,000 shares issuable to Mr. Wilson upon exercise of outstanding options at a weighted average exercise price of $25.50 per share. Excludes 608,340 shares held by Centra, as to which Mr. Wilson disclaims beneficial ownership. Mr. Wilson is a director of Centra Gas Inc.

 (11) Includes 18,000 shares issuable to Mr. Eliassen upon exercise of outstanding options at a weighted average exercise price of $26.17 per share. Excludes 291,788 shares held by Avista Corporation, as to which Mr. Eliassen disclaims beneficial ownership. Mr. Eliassen is an officer of Avista Corporation.

 (12) Includes 16,000 shares issuable to Ms. Peters upon exercise of outstanding options at a weighted average exercise price of $27.22 per share.

 (13) Includes 439,780 shares issuable upon exercise of outstanding options that are held by executive officers and are exercisable within 60 days. Also includes 16,038 shares of Common Stock held for such officers' individual accounts under the Company's 401(k) employee savings plan and 62 shares held for such officers' individual accounts under the Company's employee stock ownership plan.

 (14) Information is based on a Schedule 13G dated February 1, 1999 filed by Kopp Investment Advisors, Inc. and LeRoy Kopp with the Securities and Exchange Commission. Such filing indicates that Kopp Investment Advisors, Inc. has shared investment discretion over 1,810,732 of these shares, has sole investment discretion over 380,000 of these shares, and has sole voting power over 647,500 of these shares. In addition, such filing indicates that Mr. Kopp has sole investment and voting power over 120,000 of these shares.

 (15) Information is based on a Schedule 13G dated January 27, 1999, filed by Franklin Resources, Inc., Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. with the Securities and Exchange Commission. Includes 453,543 shares of Common Stock that are issuable upon the conversion of 10,750,000 of the Company's Convertible Subordinated Debentures.

 (16) Information is based on a Schedule 13G dated August 6, 1997 filed by Houston Industries Incorporated (d/b/a Reliant Energy, Incorporated), Reliant Energy Resources Corp. (formerly NorAm Energy Corp.), and Arkla Finance Corporation with the Securities and Exchange Commission. Such filing indicates that these three entities share investment and voting power as to these shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CHANGE OF CONTROL AGREEMENTS

    The Company has entered into Change of Control Agreements with its executive officers to provide compensation and benefits in the event of a change of control of the Company. Pursuant to such agreements, executive officers agree to remain employed by the Company on an annual basis and are compensated by an annual salary and bonus as determined by the Compensation Committee of the Board of Directors. In the event the employment relationship is terminated by the Company for other than cause or by the executive officer for good reason within a specified period following a change of control, (three years for Messrs. Humphreys, Remington and White, and two years or one year for other executive officers, such period of time being the "Change of Control Period"), the executive officer will receive any salary or bonus due to such executive officer, group insurance benefits and severance pay equal to the executive's annual base salary and bonus for the fiscal year in which the termination occurs, multiplied by the Change of Control Period. Severance amounts are partially offset in the event the executive officer realizes a benefit from the acceleration of stock options in connection with the change of control. The executive officers will also receive a bonus equal to their annual salary plus annual bonus if their employment continues for the full one-year period following a change of control.

EMPLOYMENT AGREEMENTS

    Johnny M. Humphreys, President and Chief Executive Officer of the Company, is party to an Employment Agreement with the Company dated February 9, 1987. The only remaining operative provision of the Employment Agreement, which may be terminated by either party at any time, provides that if termination is by the Company, it is obligated to pay Mr. Humphreys' base salary and benefits for a six-month period.

    David G. Remington, who joined the Company as Vice President and Chief Financial Officer in February 1996, is party to an Employment Agreement with the Company. The Agreement provides for an initial base salary of $250,000 which may be increased annually by the Chief Executive Officer, subject to the approval of the Compensation Committee. The Agreement also provides for annual incentive bonus payments. The Agreement may be terminated by either party under certain conditions. If termination is by the Company for other than cause, the Company is required to pay Mr. Remington an amount equal to his then current annual base salary. The Agreement also provided for an option grant of 45,000 shares of the Company's common stock at the fair market value of the Company's common stock on the date of the grant. These options become vested ratably over a three-year period. The Agreement contains certain vesting acceleration clauses for termination, death or disability.

OTHER RELATED PARTY AGREEMENTS

    In July 1995, the Company purchased its principal office and manufacturing facilities in Spokane, Washington, from Pentzer Development Corporation. Pentzer Development Corporation is a subsidiary of Avista Corporation. The Company has a member on its Board of Directors who is an employee of Avista Corporation. Cash paid at closing was $2.4 million. The Company has a long-term note payable to Avista for $5.6 million related to the purchase. The principal balance of the note bears interest at a rate of 9%. Monthly payments of principal and interest are due through maturity in August 2015.

    In May 1996, the Company purchased an additional facility from Pentzer Development Corporation for some of its manufacturing and engineering operations. Of the total purchase price, $210,000 was paid at closing with the remaining $840,000 due under a note payable. The note payable bears interest-only payments at 7.5% through June 1, 1999 and then principal and interest payments at 8.5% through maturity on June 1, 2019.

    In February 1998, the Company purchased International Mobile Systems S.A. ("IMS"), which provides integrated solutions for mobile computing. The purchase price of $500,000 is payable in cash over a period of five years. Mr. Robert Frati, Vice President of Itron, and his spouse held approximately 64% of the outstanding shares of IMS at the time of purchase.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    A copy of the Company's 1998 Annual Report to Shareholders, including financial statements, accompanies this Proxy Statement.

                             ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

    Under the federal proxy solicitation rules, proposals submitted by a shareholder for inclusion in the Company's proxy materials for the 2000 Annual Meeting must be received by the Company by December 1, 1999.

    In addition, the Company's Bylaws include advance notice provisions whereby shareholders desiring to bring business before a shareholders' meeting must do so in accordance with the terms of the advance notice provisions. These advance notice provisions require that, among other things, shareholders give timely written notice to the Company's Secretary regarding such business. To be timely, the notice must be received at least 90 days prior to the anniversary date of the prior year's annual meeting. Accordingly, a shareholder who intends to present a proposal at the 2000 Annual Meeting without inclusion of the proposal in the Company's proxy materials must provide written notice of the business they wish to propose to the Company's Secretary not later than February 5, 2000.

    The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

    Such proposals should be directed to the Corporate Secretary, Itron, Inc., P.O. Box 15288, Spokane, Washington 99215-5288.

PROXY SOLICITATION COSTS

    The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey, to aid in the solicitation of Proxies. It is estimated that the cost of these services will be approximately $4,500 plus expenses. The cost of soliciting Proxies will be borne by the Company. Proxies will be solicited by personal interview, mail and telephone. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.

                            ------------------------

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be furnished without charge to beneficial shareholders or shareholders of record on February 26, 1999, upon request to Investor Relations at the Company's principal executive offices.

                                                                      APPENDIX A

                                  ITRON, INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN
                    As amended by Board on February 23, 1999

SECTION 1.  PURPOSE

    The purposes of the Itron, Inc. 1996 Employee Stock Purchase Plan (the "Plan") are to (a) assist employees of Itron, Inc., a Washington corporation (the "Company"), and its parent and subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) help employees provide for their future security and to encourage them to remain in the employment of the Company and its subsidiary corporations.

SECTION 2.  DEFINITIONS

    For purposes of the Plan, the following terms shall be defined as set forth below.

    "BOARD" means the Board of Directors of the Company.

    "CHANGE NOTICE DATE" has the meaning set forth in Section 9.2.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMPANY" means Itron, Inc., a Washington corporation.

    "DESIGNATED CORPORATION" has the meaning set forth under the definition of "Eligible Employee" in this Section 2.

    "ELIGIBLE COMPENSATION" means all regular cash compensation, including overtime, cash bonuses and commissions. Regular cash compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacations, sick leave or any other special payments.

    "ELIGIBLE EMPLOYEE" means any employee of the Company (or any Parent Corporation or Subsidiary Corporation designated by the Plan Administrator (a "Designated Corporation")) who is in the employ of the Company (or any such Designated Corporation) on one or more Offering Dates and who meets the following criteria:

    (a) the employee does not, immediately after the Option is granted, own stock (as defined by Code Sections 423(b)(3) and 424(d)) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Parent Corporation or Subsidiary Corporation of the Company;

    (b) the employee's customary employment is not 20 hours or fewer per week;

    (c) the employee's customary employment is for more than five months in any calendar year; and

    (d) the employee has been employed for at least three months.

    If the Company permits any employee of a Designated Corporation to participate in the Plan, then all employees of that Designated Corporation who meet the requirements of this paragraph shall also be considered Eligible Employees.

    "ESPP BROKER" has the meaning set forth in Section 10.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "OFFERING" has the meaning set forth in Section 5.1.

    "OFFERING DATE" means the first day of an Offering.

    "OFFERING PERIOD" has the meaning set forth in Section 5.1.

    "OPTION" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

    "PARENT CORPORATION" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    "PARTICIPANT" means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 6.1 and who has not withdrawn from the Offering or whose participation in the Offering is not terminated.

    "PLAN" means the Itron, Inc. 1996 Employee Stock Purchase Plan.

    "PLAN ADMINISTRATOR" means any committee of the Board designated to administer the Plan under Section 3.1.

    "PURCHASE DATE" means the last day of each Purchase Period.

    "PURCHASE PERIOD" has the meaning set forth in Section 5.2.

    "PURCHASE PRICE" has the meaning set forth in Section 8.

    "STOCK" means the Common Stock, no par value, of the Company.

    "SUBSCRIPTION DATE" means the last regular business day prior to an Offering Date.

    "SUBSIDIARY CORPORATION" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3.  ADMINISTRATION

3.1   PLAN ADMINISTRATOR

    The Plan shall be administered by the Compensation Committee of the Board, except to the extent that the Board appoints another committee or committees (which term includes subcommittees) consisting of one or more members of the Board to administer the Plan. Committee members shall serve for such terms as the Board may determine, subject to removal by the Board at any time. The administration of the Plan with respect to officers and directors of the Company who are subject to Section 16 of the Exchange Act with respect to securities of the Company shall comply with the requirements of Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect.

3.2   ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

    Subject to the provisions of the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5). The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers or employees as it so determines.

SECTION 4.  STOCK SUBJECT TO PLAN

    Subject to adjustment from time to time as provided in Section 21, a maximum of 430,000 shares of Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company. Any shares of Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option shall again be available for issuance in connection with future grants of Options under the Plan.

SECTION 5. OFFERING DATES

5.1   OFFERING PERIODS

    Except as otherwise set forth below, the Plan shall be implemented by a series of Offerings (each, an "Offering"). Offerings shall commence on January 1 and July 1 of each year and end on the next June 30 and December 31, respectively, occurring thereafter. Notwithstanding the foregoing, the Plan Administrator may establish (a) a different term for one or more Offerings and
(b) different commencing and ending dates for such Offerings; provided, however, that an Offering Period (the "Offering Period") may not exceed five years; and provided further that if the Purchase Price may be less than 85% of the fair market value of the Stock on the Purchase Date, the Offering Period may not exceed 27 months. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering. Eligible Employees may not participate in more than one Offering at a time. In the event the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day.

5.2   PURCHASE PERIODS

    Each Offering Period shall consist of two consecutive Purchase Periods (each, a "Purchase Period"). The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. Purchase Periods commencing on January 1, April 1, July 1 and October 1 shall end on the next March 31, June 30, September 30 and December 31, respectively. Notwithstanding the foregoing, the Plan Administrator may establish (a) a different term for one or more Purchase Periods and (b) different commencing dates and Purchase Dates for any such Purchase Period. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

SECTION 6.  PARTICIPATION IN THE PLAN

6.1   INITIAL PARTICIPATION

    An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Company's payroll office not later than the last business day before such Offering Date (the "Subscription Date") a subscription agreement indicating the Eligible Employee's election to participate in the Plan and authorizing payroll deductions. An Eligible Employee who does not deliver a subscription agreement to the Company's payroll office on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering

Period, unless such Eligible Employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the Subscription Date for such subsequent Offering Period. The Plan Administrator may, from time to time, change the Subscription Date as deemed advisable by the Plan Administrator in its sole discretion for the proper administration of the Plan.

6.2   CONTINUED PARTICIPATION

    A Participant shall automatically participate in the next Offering Period until such time as such Participant withdraws from the Plan pursuant to Section
11.2 or terminates employment as provided in Section 13. If a Participant withdraws from an Offering pursuant to Section 11.1, the Participant is not required to file any additional subscription agreements for the next subsequent Offering in order to continue participation in the Plan. If a Participant is automatically withdrawn from an Offering at the end of a Purchase Period pursuant to Section 12, then the Participant shall automatically participate in the Offering Period commencing on the next regular business day.

SECTION 7.  LIMITATIONS ON RIGHT TO PURCHASE SHARES

7.1   $25,000 LIMITATION

    No Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, a Parent Corporation or a Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 7.1).

7.2   PRO RATA ALLOCATION

    In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan only to the extent permitted by the Board or the Plan Administrator.

SECTION 8.  PURCHASE PRICE

    The purchase price (the "Purchase Price") at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. Notwithstanding the foregoing, the Plan Administrator may establish a different Purchase Price for any Offering, which shall not be less than the Purchase Price set forth in the preceding sentence. The fair market value of the Stock on the Offering Date or on the Purchase Date shall be the closing price of the Stock as reported by the Nasdaq National Market (or any national stock exchange (an "exchange") on which the Stock is at the time listed or admitted to trading) for a single trading day. If no sales of the Stock were made on the Nasdaq National Market (or an exchange) on the transaction date, fair market value shall mean the closing price of a share of the Stock as reported for the next preceding day on which sales of the Stock were made on the Nasdaq National Market (or an exchange).

SECTION 9.  PAYMENT OF PURCHASE PRICE

9.1   GENERAL RULES

    Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions from the Participant's Eligible Compensation. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant's Eligible Compensation during each pay period shall be determined by the Participant's subscription agreement.

9.2   CHANGE NOTICES

    During an Offering Period, a Participant may elect to decrease the amount withheld from his or her compensation by filing an amended subscription agreement with the Company's payroll office on or before the seventh day prior to the end of the pay period for which such election is to be effective (the "Change Notice Date"); provided, however, that the Plan Administrator may change such Change Notice Date from time to time.

9.3   PERCENT WITHHELD

    The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least 1% of the Participant's Eligible Compensation for such pay period, but shall not exceed 10% of the Participant's Eligible Compensation for such pay period. Amounts shall be withheld in only whole percentages.

9.4   PAYROLL DEDUCTIONS

    Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

9.5   MEMORANDUM ACCOUNTS

    Individual accounts shall be maintained for each Participant for memorandum purposes only. All payroll deductions from a Participant's compensation shall be credited to such account, but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

9.6   NO INTEREST

    Interest shall not be paid on sums withheld from a Participant's compensation.

9.7   ACQUISITION OF STOCK

    On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant's Option, the number of whole shares of Stock arrived at by dividing the total amount of the Participant's accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that in no event shall the number of shares of Stock purchased by the Participant exceed the number of shares of Stock subject to the Participant's Option. Fractional shares may be issued under the Plan only to the extent permitted by the Board or the Plan Administrator.

9.8   REFUND OF EXCESS AMOUNTS

    Any cash balance remaining in the Participant's account shall be refunded to the Participant as soon as practical after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is in an amount less than the amount necessary to purchase a whole share of Stock, and the Board or the Plan Administrator has determined that fractional shares may not be issued, the Plan

Administrator may establish procedures whereby such cash is maintained in the Participant's account and applied to the purchase of Stock in the subsequent Purchase Period or Offering Period.

9.9   WITHHOLDING OBLIGATIONS

    At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

9.10   TERMINATION OF PARTICIPATION

    No Stock shall be purchased on behalf of a Participant on a Purchase Date whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

9.11   PROCEDURAL MATTERS

    The Plan Administrator may, from time to time, establish (a) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, and (d) such other limitations or procedures as deemed advisable by the Plan Administrator in the Plan Administrator's sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.12   LEAVES OF ABSENCE

    During leaves of absence approved by the Company and meeting the requirements of Treasury Regulations Section 1.421-7(h)(2), a Participant may continue participation in the Plan by delivering cash payments to the Company's payroll office on the Participant's normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence.

SECTION 10.  EVIDENCE OF STOCK OWNERSHIP

    Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant's name at a stock brokerage or other financial services firm designated or approved by the Plan Administrator (the "ESPP Broker"). A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Stock must remain in the Participant's account at the ESPP Broker until the holding period set forth in Code Section 423(a) has been satisfied. With respect to shares of Stock for which the Code Section 423(a) holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant's choosing or request that a stock certificate be issued and delivered to him or her. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code
Section 423(a) holding period.

SECTION 11.  VOLUNTARY WITHDRAWAL

11.1   WITHDRAWAL FROM AN OFFERING

    A Participant may withdraw from an Offering by signing and delivering to the Company's payroll office a written notice of withdrawal on a form provided by the Plan Administrator for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in the earlier Purchase Periods. Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein. A Participant is prohibited from again participating in the same Offering at any time upon withdrawal from such Offering. The Company may, from time to time, impose a requirement that the notice of withdrawal be on file with the Company's payroll office for a reasonable period prior to the effectiveness of the Participant's withdrawal.

11.2   WITHDRAWAL FROM THE PLAN

    A Participant may withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Plan Administrator for such purpose and delivering such notice to the Company's payroll office. In the event a Participant voluntarily elects to withdraw from the Plan, the withdrawing Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the definition of Participant. The Company may, from time to time impose a requirement that the notice of withdrawal be on file with the Company's payroll office for a reasonable period prior to the effectiveness of the Participant's withdrawal.

11.3   RETURN OF PAYROLL DEDUCTIONS

    Upon withdrawal from an Offering pursuant to Section 11.1 or from the Plan pursuant to Section 11.2, the withdrawing Participant's accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant's interest in the Offering shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

SECTION 12.  AUTOMATIC WITHDRAWAL FROM AN OFFERING

    If the fair market value of the Stock on a Purchase Date of an Offering (other than the final Purchase Date of such Offering) is less than the fair market value of the shares on the Offering Date for such Offering and the Plan Administrator has established that the Purchase Price for the Offering may be the lesser of the fair market value (or a percentage thereof) of the Stock on the Offering Date and the fair market value of the Stock on the Purchase Date, then every Participant shall automatically (a) be withdrawn from such Offering at the close of such Purchase Date and (b) after the acquisition of Stock for such Purchase Period, be enrolled in the Offering commencing on the first business day subsequent to such Purchase Period.

SECTION 13.  TERMINATION OF EMPLOYMENT

    Termination of a Participant's employment with the Company for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant's participation in the Plan. In such event, the payroll deductions credited to the Participant's account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant's death, to the Participant's legal representative, and all the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 13.

SECTION 14.  RESTRICTIONS UPON ASSIGNMENT

    An Option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant. The Plan Administrator will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will or the laws of descent and distribution, of the Participant's interest in the Plan, of his or her Option or of any rights under his or her Option.

SECTION 15.  EXCHANGE ACT HOLDING PERIOD

    Disposition of the shares of Stock obtained upon exercise of the Option within six months of the Purchase Date by persons required to file Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act could result in short-swing liability under Section 16(b) of the Exchange Act.

SECTION 16.  NO RIGHTS OF SHAREHOLDER UNTIL CERTIFICATE ISSUED

    With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the shares have been issued following exercise of the Participant's Option.

SECTION 17.  AMENDMENT OF THE PLAN

    The Board may amend the Plan in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Rule 16b-3 under the Exchange Act, Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Options may be granted under the Plan,
(b) materially modify the class of persons eligible to receive Options, (c) materially increase the benefits accruing to Participants under the Plan, (d) decrease the Purchase Price below a price computed in the manner stated in
Section 8, or (e) otherwise require shareholder approval under any applicable law or regulation.

SECTION 18.  TERMINATION OF THE PLAN

    The Company's shareholders or the Board may suspend or terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Company's shareholders or the Board, the Plan shall terminate on, and no Options shall be made after April 30, 2006, except that such termination shall have no effect on Options made prior thereto. No Options shall be granted during any period of suspension of the Plan.

SECTION 19.  NO RIGHTS AS AN EMPLOYEE

    Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Parent Corporation or Subsidiary Corporation or to affect the right of the Company and the Parent Corporations and Subsidiary Corporations to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

SECTION 20.  EFFECT UPON OTHER PLANS

    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent Corporation or Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation to
(a) establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

SECTION 21.  ADJUSTMENTS

21.1   ADJUSTMENT OF SHARES

    In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then the Plan Administrator, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the maximum number of shares of Stock subject to the Plan as set forth in Section 4. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

21.2   LIMITATIONS

    The grant of Options will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 22.  GENERAL

22.1   REGISTRATION; CERTIFICATES FOR SHARES

    The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

22.2   COMPLIANCE WITH RULE 16b-3

    It is the Company's intention that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act, and if any Plan provision is later found not to be in compliance with such Rule, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

SECTION 23.  EFFECTIVE DATE

    The Plan's effective date is the date on which it is approved by the Company's shareholders.

                               [ITRON LOGO]

              FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 5, 1999
      THIS PROXY IS SOLICITED ON BEHALF OF ITRON'S BOARD OF DIRECTORS

     The undersigned hereby appoints Paul A. Redmond and Johnny M. Humphreys as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned and to vote, as designated below, and with discretionary authority as to any other matters that may properly come before the meeting, all the shares of common stock of ITRON, INC. held of record by the undersigned on February 26, 1999, at the Annual Meeting of Shareholders to be held May 5, 1999 or any adjournment thereof.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                 (Continued and to be signed on the other side)

                                                                    -----------
                                                                    See Reverse
                                                                        Side
                                                                    -----------



     Note: Shares represented by this proxy will be voted as directed by the                 Please mark    /X
     shareholder in the spaces provided. If no choice is specified, the proxies              your choices
     will be voted "For all nominees" in Item 1 and "For" Items 2 and 3.                      like this.

Item 1.  ELECTION OF DIRECTORS
                                                                                                             FOR  AGAINST  ABSTAIN
/ /  FOR all nominees listed below                               Item 2.  AMENDMENT OF                       / /    / /      / /
     (except as marked to the contrary)                                   1996 EMPLOYEE STOCK
                                                                          PURCHASE PLAN
/ /  WITHHOLD AUTHORITY to vote for all nominees listed below
                                                                                                             FOR  AGAINST  ABSTAIN
INSTRUCTION: To withhold authority to vote for any individual    Item 3.  APPROVAL OF DELOITTE & TOUCHE LLP  / /    / /      / /
             nominee, strike a line through the nominee's                 AS INDEPENDENT
             name in the list below                                       AUDITORS FOR THE
                                                                          COMPANY
             Ted C. DeMerritt
             Jon E. Eliassen
             Stuart Edward White

                                                                                          PLEASE MARK HERE IF YOU PLAN       / /
                                                                                          TO ATTEND THE MEETING.

                                                                                          COMMENTS/ADDRESS CHANGE            / /

                                                                                          PLEASE MARK THIS BOX IF YOU HAVE
                                                                                          WRITTEN ANY COMMENTS/ADDRESS
                                                                                          CHANGES ON THE REVERSE SIDE.

Signature(s)__________________________________________________________________________________ Dated ____________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.